Exhibit 3.149

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:57 PM 06/18/2014
FILED 05:48 PM 06/18/2014
SRV 140855756 - 5554181 FILE

CERTIFICATE OF FORMATION
OF
NRG ENERGY EFFICIENCY-L LLC

1.                                 Name: The name of the limited liability company is NRG Energy Efficiency-L LLC.

2.                                 Registered Office: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.                                 Organizer: The name and address of the sole organizer of the limited liability company is Lynne P. Wittkamp, NRG Energy, Inc., 211 Carnegie Center, Princeton, NJ 08540.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of NRG Energy Efficiency-L LLC this 18th day of June, 2014.

/s/ Lynne P. Wittkamp
Lynne P. Wittkamp
Authorized Person